Exhibit 99.1

Petrosearch Energy Corporation 675 Bering Drive, Suite 200 Houston, TX 77057 (713) 961-9337	FOR IMMEDIATE RELEASE
Investor Relations Contact (713) 334-5123 Email:IRC@petrosearch.com

PETROSEARCH ANNOUNCES EXPIRATION OF OFFICERS EMPLOYMENT AGREEMENTS

HOUSTON, TX – May 4, 2009 - Petrosearch Energy Corporation (OTCBB: PTSG) announced that the employment agreements for Mr. Richard Dole, Chairman and CEO and Mr. David Collins, CFO have expired as of April 30, 2009.  Both officers have agreed to remain with the Company in their current capacities until the shareholder meeting regarding the proposed merger with Double Eagle Petroleum Co. (“Double Eagle”).  As previously disclosed in February 2009, Mr. Dole reduced his compensation to the minimum level necessary to maintain health benefits.  In a further effort to preserve capital to meet the final working capital requirements pursuant to the merger agreement with Double Eagle, Mr. Dole and Mr. Collins have voluntarily elected to not receive a monthly salary.

At this time the Company estimates the shareholder meeting will take place in late June or July 2009, depending on the timing of the SEC review process of the recently filed preliminary proxy.

About Petrosearch

Petrosearch Energy Corporation, a Nevada corporation with executive offices in Houston, Texas, is a resource based energy company with operations focused in the Anadarko basin of the North Texas Panhandle.  For more information please visit www.petrosearch.com.